Exhibit 10.2

Execution Copy

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is made and entered into as of August 29, 2007, by and between Kathy S. Calta (“Executive”) and Harte-Hanks, Inc., a Delaware corporation (“Company”).

RECITALS:

The Executive currently serves as Executive Vice President, Direct Marketing, for the Company.

The Executive and the Company desire to provide for an orderly transition to the Executive’s successor in connection with the Executive’s departure from the Company.

For good and valuable consideration, the parties hereto agree as follows:

1. Employment Transition. Except as hereinafter otherwise provided, after the Effective Date (as defined in Section 18 below) the Executive will remain employed as a Corporate Advisor to the Chief Executive Officer of the Company during the term of this Agreement as described in Section 2 below, and shall no longer serve as an Executive Vice President or other corporate officer of the Company or its subsidiaries and affiliates. As of the Effective Date, the Executive hereby resigns from her positions as officer and/or director of all Company subsidiaries and affiliates, and all fiduciary positions that she may hold with respect to any Company, subsidiary, or affiliate employee benefit plans, and agrees to execute any documentation to that effect upon the request of the Company.

2. Employment Term. The term of the Executive’s employment under this Agreement (“Employment Term”) shall commence on the Effective Date (as defined in Section 18 below) and shall terminate on February 5, 2008, unless sooner terminated as provided in Section 7. During the Employment Term, the Executive shall be considered a full-time employee in good standing for purposes of the Company’s employee benefit and fringe benefit plans and programs.

3. Employment Duties. During the Employment Term, the Executive will assist in facilitating the orderly transition to her successor as requested from time to time by the Chief Executive Officer or President of the Company. During the Employment Term, the Executive will work from her home office. The Company will arrange for, at its sole expense, any administrative services and support it deems appropriate.

4. Compensation During Employment Term.

(a) Base Salary. During the Employment Term, the Company shall continue to pay the Executive a base salary at her current rate of $355,000 per annum (“Base Salary”). Such Base Salary shall be payable during the Employment Term in accordance with the Company’s standard payroll policy for executives.

(b) Bonus. The Executive shall continue to participate in the Company’s 2007 annual incentive compensation plan under its existing terms. The Executive shall be entitled to her 2007 annual incentive compensation, if any, irrespective of whether she is employed on the date payment is made. The Executive shall not be eligible for a bonus or other incentive compensation for the Executive’s services to the Company in 2008 or thereafter.

(c) Special Bonus Award. Subject to Section 7 below, the Executive shall be paid on the last day of the Employment Term a special bonus award in the amount of $168,000.

(d) Equity Awards. The Executive shall not receive any additional equity or other long-term incentive plan awards for services to the Company during the Employment Term or thereafter.

(e) Executive Benefits. The Executive shall continue to be eligible during the Employment Term to participate in the Company’s health, life, and disability insurance plans, and the Company’s retirement plans, including the Harte-Hanks, Inc. Restoration Pension Plan, in accordance with the terms of those plans applicable to the Company’s senior executives. The Company represents and warrants that the Executive is fully vested in her benefits under the Harte-Hanks, Inc. Restoration Pension Plan in accordance with the terms thereof. Except for any policy conversion rights exercisable at the sole expense of the Executive, all life insurance coverages otherwise in effect during the Employment Term shall expire on the last day of the Employment Term.

(f) Automobile Allowance. During the Employment Term, the Executive shall continue to be entitled to a monthly automobile allowance in the amount of $975.

(g) Business Expenses. The Company shall reimburse the Executive, in accordance with the Company’s current practices, for reasonable business expenses incurred by the Executive during the Employment Term in connection with the fulfillment of the Executive’s duties under Section 3; provided, however, that the Executive shall not incur any business expenses without the prior written consent of the Company’s Chief Executive Officer or President.

5. Separation Payments. Except as provided in this Agreement, the Company shall pay the Executive severance payments in the amount of $40,000 per month for twelve (12) months (“Separation Payments”). The Separation Payments commence with the month of February 2008, and will be payable in arrears promptly after the end of each month. Subject to Section 19, the Separation Payments will not be subject to offset or mitigation.

6. Restrictive Covenants. The Executive shall continue to be bound by the Confidentiality/Nondisclosure Agreement that she previously executed dated November 9, 2005, (“Confidentiality Agreement”), and the Non-Compete Agreement that she previously executed dated February 13, 2006, (“Non-Compete Agreement”), both of which are made part of, and incorporated by reference into, this Agreement (collectively, the “Restrictive Covenants”). The Restrictive Covenants will survive the termination of this Agreement in accordance with their terms.

7. Termination of Agreement.

(a) Death or Disability. The Employment Term shall automatically terminate upon the death or the “Disability” of the Executive. For purposes of this Agreement, “Disability” means disability as defined under Section 409A of the Internal Revenue Code of 1986 as amended and the regulations thereunder (“Code”). In the event of the termination of the Executive’s employment with the Company due to her death or Disability prior to the end of the Employment Term, the Executive, the Executive’s surviving spouse, the Executive’s conservator or guardian, or the Executive’s estate, as the case may be, shall be entitled only to (i) any earned but unpaid Base Salary, (ii) payment of a pro-rated amount of the bonus described in Section 4(b) for the Company’s 2007 fiscal year to the extent earned but unpaid, and payable at the time bonuses are paid to other senior executives of the Company, (iii) payment of a portion of the Special Bonus Award set forth in Section 4(c) in the amount of $143,000, (iv) the right to any payments or shares as provided under the terms of any long-term or other equity incentive plan for any awards granted prior to the Employment Term, (v) any short-term or long-term disability benefits under any Company-sponsored disability plans in accordance with the terms of such plans, (vi) any benefits owed under any Company-sponsored pension or retirement plans in accordance with the terms of such plans; and (vii) any benefits payable to a surviving spouse or beneficiary, as the case may be, under any Company-sponsored life insurance or death benefit plan. In the event of the death or Disability of the Executive after the end of the Employment Term, the Executive, the Executive’s surviving spouse, the Executive’s conservator or guardian, or the Executive’s estate, as the case may be, shall be entitled to receive, to the extent yet unpaid, any payments or benefits referenced in Section 4, as well as any pro rated amounts earned under Section 5 for which payment has been delayed pursuant to Section 8.

(b) Termination by the Company for Cause. The Company may terminate the employment of the Executive at any time for “Cause,” due to acts, or failures to act, by the Executive that become known to the Company after the date of this Agreement, in which event the Executive shall not be entitled to receive any payments or benefits referenced in Sections 4 or 5 except for any earned but unpaid Base Salary. For purposes of this Agreement, termination by the Company for “Cause” means that the Executive shall have committed (i) an intentional act of fraud or embezzlement in connection with her duties or in the course of her employment or consulting services with Company, (ii) intentional material damage to property of the Company, its subsidiaries or affiliates, or (iii) intentional wrongful disclosure of material secret processes or material confidential information of the Company, its subsidiaries or affiliates. For purposes of this Agreement, no act, or failure to act, on the part of the Executive will be deemed “intentional” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that her action or omission was in the best interest of the Company, its subsidiaries or affiliates. The Company represents and warrants to the Executive that, as of the date of this Agreement, neither its Chief Executive Officer, President and Chief Financial Officer nor President of Direct Marketing, has actual knowledge that any action or omission by the Executive may constitute “Cause” has occurred during the course of the Executive’s employment with the Company, its subsidiaries or its affiliates.

(c) Termination by the Executive. The Executive may terminate her employment with Company prior to February 5, 2008, by providing the Company with written notice in accordance with the terms of Section 20 hereof at least 15 days in advance of the effective date of such termination. In the event of termination of the Executive’s employment by the Executive, the Executive shall be entitled to receive only (i) to the extent earned yet unpaid, the payments or benefits referenced in Sections 4 (a) and (b), and a portion of the Special Bonus Award set forth in Section 4(c) in the amount of $18,000; and (ii) the Separation Payments in the amounts, and pursuant to the payment schedule, provided by Section 5.

8. Certain Tax Matters. The parties acknowledge and agree that: (i) Section 409A of the Code would subject the Executive to penalty taxes and interest if she receives payments from a “nonqualified deferred compensation plan” before the date that is six (6) months after the date of the Executive’s “separation from service” from the Company, or if earlier, her death (as each such term is used for purposes of Section 409A; (ii) the end of the Employment Term will be treated as the Executive’s date of separation from service for purposes of Section 409A; (iii) in the absence of any exemption under Section 409A, the payment of severance pay during the six (6) month period following the Executive’s separation from service would constitute payments from a nonqualified deferred compensation plan under Section 409A; (iv) the payments set forth in Section 5 may not be accelerated; and (v) no subsequent elections to defer receipt of the payments owed to the Executive under Section 5 will be permitted. To the extent required by Section 409A, any nonqualified deferred compensation to which the Executive would be entitled to under this Agreement or any other plan or arrangement maintained by the Company or its subsidiaries or affiliates shall not be paid until six (6) months following her separation from service. All payments and benefits provided under this Agreement or otherwise are subject to applicable tax withholding.

9. General Release of Claims. The Executive hereby voluntarily, completely and fully releases, remises, acquits and forever discharges the Company and its respective parents, affiliates, subsidiaries, divisions, branches, units and related entities, and its or their present and former officers, directors, employees, agents, successors and assigns (“Released Parties”), of and from any and all claims, demands, debts, suits, actions, causes of action, obligations, damages, costs, losses, interest, expenses and liabilities, of any kind or nature whatsoever, whether legal, equitable or statutory, liquidated or unliquidated, known or unknown, suspected or unsuspected, reasonably discoverable or not, present, fixed or contingent (collectively, “Claims”), that the Executive, her heirs, executors, administrators, successors, and assigns, have or may have as of the date of execution of this Agreement including, but not limited to, Claims arising out of or resulting from:

(a) any violation of

•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform Control Act, as amended;

•	The Fair Labor Standards Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993, as amended;

•	The Americans With Disabilities Act;

•	The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq.;

•

The Maryland Human Relations Commission Act, The Maryland Fair Employment Practices Act, The Maryland Equal Pay Law, The Maryland Wage & Hour Law, The Texas Commission on Human Rights Act, The Texas Employment Discrimination Law, The Texas Disability Discrimination Law, The Texas Wage Payment Law;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance (including those related to taxes); and

•	Any public policy, contract, tort, or common law;

(b) the Executive’s employment, the Company’s decision, if any, to terminate the Executive’s employment and to enter into this Agreement, or the circumstances of the Executive’s departure and resignation as an officer, including without limitation, Claims based upon race, national origin, gender, age, sexual orientation, or handicap discrimination, contract or quasi-contract claims, or tax payments or withholdings;

(c) any tax payments, liabilities or obligations, withholding obligations, excise taxes, interest payments or penalties; or

(d) any allegation for costs, fees, or other expenses including attorney’s fees (collectively, the “General Release”).

10. Additional Release of Claims. In addition to the General Release contained in Section 9, the Executive (or, in the event of her death or her incapacity due to Disability, her surviving spouse, her conservator or guardian, or her estate, as the case may be) agrees to execute and deliver to the Company an additional release of Claims in favor of the Company (“Additional Release”) on February 5, 2008 as a condition to receipt of the payments and benefits described in Section 5 or 7(a), as the case may be. The form of the Additional Release is attached hereto as Exhibit A.

11. Affirmations. The Executive represents and warrants that as of the date of her execution of this Agreement she has no actual knowledge of any violation by herself, the Company, or any of its subsidiaries or affiliates of any applicable law or regulation, or threatened litigation against any such parties, that in either case (whether individually or in the aggregate) would be reasonably likely to have a material adverse effect upon the business or reputation of the Company or any of its subsidiaries or affiliates and that is not known by a member of the Board or the in-house General Counsel of the Company.

12. No Admission of Wrongdoing. Each of the parties agrees that neither this Agreement nor the furnishing of the consideration for the releases set forth in this Agreement shall be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

13. Cooperation. During the Employment Term and continuing thereafter, if requested by the Company the Executive shall cooperate and assist the Company and its subsidiaries and affiliates in any dispute, proceeding, or investigation in which the Company or any subsidiary or affiliate is involved and in which the Executive has been involved, or which involves facts or events that existed or arose during the period of the Executive’s employment or consultancy with the Company relating to the business of the Company. The Company will reimburse the Executive for all reasonable out-of-pocket costs incurred by the Executive in fulfilling her obligations under this Section 13 and, after the twelve-month period set forth in Section 5, shall reimburse the Executive for her time at a rate of $175 per hour (or fraction thereof).

14. Non-Disparagement. The Executive and the Company Control Group will not make any public or other statements (including instigating or participating in the making of any such statements) that would libel, slander or disparage (whether or not the disparagement legally constitutes libel or slander) the other. The Executive and Company Control Group will not assist, encourage, discuss, cooperate, incite or otherwise confer with or aid others to libel, slander or disparage the other; except that the Company Control Group shall not be responsible, accountable or liable for any statement or communication not specifically made by them or authorized by them. For purposes of this Agreement, the “Company Control Group” shall mean the Company’s current Chairman, Chief Executive Officer, President and Chief Financial Officer and President of Direct Marketing.

15. Indemnification and Insurance. The Executive shall be entitled to indemnification for her acts or failures to act through her last day of employment to the extent provided by the Company’s Certificate of Incorporation then in effect. The Company shall also maintain a director’s and officer’s liability insurance policy (or policies) providing coverage to the Executive for her acts or failures to act through her last day of employment that is no less favorable to her than the coverage then being provided, if any, to any other current or former senior executives of the Company.

16. Time to Consider. The Executive has been advised to consult with her attorney to obtain advice about her rights and obligations under this Agreement. The Executive represents that she has carefully read this Agreement and finds that it has been written in language that she understands. The Executive has been given twenty-one (21) days to consider whether to accept this Agreement, and has signed it only after reading, considering and understanding it. If the Executive signs this Agreement before the expiration of the twenty-one (21) days, she is expressly waiving her right to consider this Agreement for any remaining portion of that period. The parties agree that any changes made to this Agreement from the version originally presented to the Executive, whether those changes are deemed material or non-material, do not extend the reasonable period of time the Executive has been given to consider this Agreement.

17. Right to Revoke. The Executive may revoke this Agreement for a period of seven (7) days following the day the Executive executes this Agreement. Any revocation within this period must be submitted, in writing, to Bryan J. Pechersky, Senior Vice President, General Counsel and Secretary, Harte-Hanks, Inc., 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216, and state, “I hereby revoke my acceptance of the Transition Agreement.” The revocation must be personally delivered to Bryan J. Pechersky or his designee, or mailed to Bryan J. Pechersky and postmarked by September 5, 2007. If mailed, the revocation shall also be sent in writing via facsimile and/or electronic transmission to Bryan J. Pechersky at (210) 829-9139 or Bryan_Pechersky@harte-hanks.com. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Texas, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. The Executive understands that she has the right to revoke this Agreement at any time during the seven (7) calendar day period following the date on which she first signs this Agreement.

18. Effective Date. This Agreement, including, without limitation, the General Release, shall not become effective or enforceable until the expiration of the 7-day revocation period described in Section 17 above (“Effective Date”). Upon the Effective Date, this Agreement including, without limitation, the General Release, shall automatically become effective without any further affirmative action on the part of the Executive or the Company.

19. Conditions Applying to Payment of Benefits. The Executive understands and agrees that the payments and benefits to be provided to the Executive under this Agreement, including, without limitation, those in Sections 4 and 5 of this Agreement, are subject to the Executive’s compliance with the terms and conditions set forth in this Agreement including, without limitation, the Restrictive Covenants, the General Release and the Additional Release.

20. Communications. Any notice, request or other communication required or permitted by this Agreement to be mailed, given or delivered to the Executive shall be in writing, addressed to her at her address as shown in the Company’s official personnel records or at such other address as she shall have furnished from time to time to the Company for the purposes hereof; and any payment to the Executive under this Agreement may be made by check delivered to her or mailed to or delivered at such address. Any notice, request or other communication required or permitted by this Agreement to be given to the Company is to be in writing, addressed to the Company, for the attention of its Secretary, at the address of its principal office in San Antonio, Texas, as set forth in Section 17 above, or at such other address as the Company shall have furnished to the Executive for the purposes hereof.

21. Arbitration; Waiver of Jury Trial. The parties agree to waive any and all rights to a jury trial with respect to any matter under this Agreement, and further agree to arbitrate any and all disputes, Claims or controversies relating to or arising out of this Agreement before a single arbitrator (“Arbitration”). The Arbitration shall be submitted to the American Arbitration Association for binding arbitration in accordance with the AAA Employment Arbitration Rules and Mediation Procedures. The location of the Arbitration shall be the City of Baltimore in the State of Maryland, and the Arbitration shall proceed in English. Notwithstanding the foregoing, the Executive acknowledges and agrees that the Company and its subsidiaries and affiliates will have no adequate remedy at law for any breach or alleged breach of Sections 6 (Restrictive Covenants), 13 (Cooperation), or 14 (Non-disparagement) of this Agreement and that the Company shall be entitled to seek injunctive relief in court, in addition to any other remedies available at law or hereunder, in connection with any breach or alleged breach by the Executive of her obligations under Sections 6, 13, and 14 of this Agreement. For the purposes of any suit, action or proceeding involving a right to injunctive relief, the Executive hereby submits to the jurisdiction of federal and state courts sitting in the City of San Antonio in the State of Texas, and further agrees that such courts shall have exclusive jurisdiction over any suit, action or proceeding involving a right to injunctive relief.

22. Assignability; Binding Effect. This Agreement is binding upon, and inures to the benefit of, the Executive (and, in the event of her death or her incapacity due to Disability, her surviving spouse, her conservator, her guardian, or her estate, as the case may be); the obligations of the Executive hereunder are personal and this Agreement may not be assigned by the Executive. This Agreement is binding upon, and inures to the benefit of, the Company and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any assignee of all or substantially all of its assets or properties, but, except to any such successor or assignor of the Company, this Agreement may not be assigned by the Company.

23. Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflict of laws. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions hereof. Should any provision of the Agreement be declared illegal or unenforceable by a court or arbitrator of competent jurisdiction and cannot be modified to be enforceable, excluding Section 6 (Restrictive Covenants), Section 9 (General Release of Claims), or Section 10 (Additional Release of Claims), such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If Sections 6, 9, or 10, or any portion thereof, is found by a court or arbitrator of competent jurisdiction to be unenforceable, the Executive agrees that the Company may rewrite this Agreement to the extent deemed necessary by the Company in its reasonable good faith judgment, and upon advice of counsel of its choosing, to cure the defect, and the Executive shall execute the rewritten agreement upon request of the Company without any additional monies, benefits and/or compensation thereof. The Executive and Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement.

24. Counterparts. This Agreement may be executed in multiple counterparts, each of which is to be deemed an original, but all of which, together, constitute one and the same instrument.

25. Entire Agreement and Modification. This Agreement constitutes the entire agreement and understanding between the Company and the Executive concerning the subject matters contained herein. This Agreement supersedes any and all prior understandings and agreements between the parties concerning these subject matters (including but not limited to the Severance Agreement between the Company and Executive dated as of March 4, 2004), except for the Confidentiality Agreement and the Non-Compete Agreement. This Agreement may not be modified, terminated, waived, altered, or amended, except in a writing signed by the Executive, and a duly authorized officer of the Company.

26. Effect of Termination of Agreement. Notwithstanding anything to the contrary in this Agreement, the rights and obligations of the parties described in Sections 6 (Restrictive Covenants), 9 (General Release of Claims), 10 (Additional Release of Claims), 13 (Cooperation), 14 (Non-Disparagement) and 15 (Indemnification and Insurance) of this Agreement shall survive the termination of this Agreement.

27. Adequate Consideration. The parties further acknowledge that each has received adequate and sufficient consideration to support this Agreement, including, without limitation, the salary, payments and other consideration to be paid to the Executive and the releases and other obligations to be provided and/or performed by the Executive.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date first set forth above.

/s/ Kathy S. Calta
Kathy S. Calta

Harte-Hanks, Inc.

By:	/s/ Bryan J. Pechersky
Name:	Bryan J. Pechersky
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT A – ADDITIONAL RELEASE

General Release

This General Release (“Release”) is made and entered into as of February 5, 2008, by and between Kathy S. Calta (“Corporate Advisor”) and Harte-Hanks, Inc., a Delaware corporation (“Company”).

RECITALS:

For good and valuable consideration set forth in the parties’ Transition Agreement, dated August 29, 2007 (the “Transition Agreement”), and in accordance with Section 10 of the Transition Agreement, the parties hereto agree as follows:

1. General Release of Claims. The Corporate Advisor hereby voluntarily, completely and fully releases, remises, acquits and forever discharges the Company and its respective parents, affiliates, subsidiaries, divisions, branches, units and related entities, and its or their present and former officers, directors, employees, agents, successors and assigns (“Released Parties”), of and from any and all claims, demands, debts, suits, actions, causes of action, obligations, damages, costs, losses, interest, expenses and liabilities, of any kind or nature whatsoever, whether legal, equitable or statutory, liquidated or unliquidated, known or unknown, suspected or unsuspected, reasonably discoverable or not, present, fixed or contingent (collectively, “Claims”), that the Corporate Advisor, her heirs, executors, administrators, successors, and assigns, have or may have as of the date of execution of this Release including, but not limited to, Claims arising out of or resulting from:

(a)	any violation of

•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform Control Act, as amended;

•	The Fair Labor Standards Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993, as amended;

•	The Americans With Disabilities Act;

•	The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq.;

•

The Maryland Human Relations Commission Act, The Maryland Fair Employment Practices Act, The Maryland Equal Pay Law, The Maryland Wage & Hour Law, The Texas Commission on Human Rights Act, The Texas Employment Discrimination Law, The Texas Disability Discrimination Law, and The Texas Wage Payment Law;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance (including those related to taxes); and

•	Any public policy, contract, tort, or common law;

(b) the Corporate Advisor’s employment, the Company’s decision, if any, to terminate the Corporate Advisor’s employment and/or to enter into this Agreement, or the circumstances of the Corporate Advisor’s departure, including, without limitation, Claims based upon race, national origin, gender, age, sexual orientation, or handicap discrimination, contract or quasi-contract claims, or tax payments or withholdings;

(c) any tax payments, liabilities or obligations, withholding obligations, excise taxes, interest payments or penalties; or

(d) any allegation for costs, fees, or other expenses including attorney’s fees; provided, however, that nothing in this Release shall be deemed to be a waiver or release of the Company’s obligations to provide payments and/or benefits under the terms of the Transition Agreement.

2. No Admission of Wrongdoing. Each of the parties agrees that this Release shall not be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

3. Time to Consider. The Corporate Advisor has been advised to consult with her attorney to obtain advice about her rights and obligations under this Release. The Corporate Advisor represents that she has carefully read this Release and finds that it has been written in language that she understands. The Corporate Advisor has been given twenty-one (21) days to consider whether to accept this Release, and has signed it only after reading, considering and understanding it. If the Corporate Advisor signs this Release before the expiration of the twenty-one (21) days, she is expressly waiving her right to consider this Release for any remaining portion of that period. The parties agree that any changes made to this Release from the version originally presented to the Corporate Advisor, whether those changes are deemed material or non-material, do not extend the reasonable period of time the Corporate Advisor has been given to consider this Release.

4. Right to Revoke. The Corporate Advisor may revoke this Release for a period of seven (7) days following the day the Corporate Advisor executes this Release. Any revocation within this period must be submitted, in writing, to Bryan J. Pechersky, Senior Vice President, General Counsel and Secretary, Harte-Hanks, Inc., 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216, and state, “I hereby revoke my Release.” The revocation must be personally delivered to Bryan J. Pechersky or his designee, or mailed to Bryan J. Pechersky and postmarked by February 12, 2008. If mailed, the revocation shall also be sent on February 12, 2008 via facsimile and/or electronic transmission to Bryan J. Pechersky at (210) 829-9139 or Bryan_Pechersky@harte-hanks.com. The Corporate Advisor understands that she has the right to revoke this Release at any time during the seven (7) calendar day period following the date on which she first signs this Release. Should Corporate Advisor revoke this Release, the Company shall be relieved of any and all obligations to provide any further payments or benefits under the Transition Agreement to Corporate Advisor, her heirs, executors, administrators, successors, and assigns, under the Transition Agreement.

5. Effective Date. This Release shall not become effective or enforceable until the expiration of the 7-day revocation period described in Section 4 above (“Effective Date”). Upon the Effective Date, this Release shall automatically become effective without any further affirmative action on the part of the Corporate Advisor or the Company.

6. Counterparts. This release may be executed in multiple counterparts, each of which is to be deemed an original, but all of which, together, constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Release as of the date first set forth above.

Kathy S. Calta

Harte-Hanks, Inc.

By:

Name:

Title: